SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2009

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

2141 Rosecrans Avenue, Suite 1160, El Segundo, CA 90245
(Address of principal executive offices)
(Zip code)

(310) 606-8000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report).  Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On December 8, 2009, Manhattan Bancorp (the “Company”) entered into an Employment Agreement (the “Agreement”) with Kyle A. Ransford (the “Executive”) with respect to Executive’s full-time employment as Chairman of the Board of the Company.  Mr. Ransford has served as a non-executive Chairman of the Company since its inception. He will also continue his services as Chairman of the Company’s subsidiaries, Bank of Manhattan N.A. and MBFS Holdings, Inc.

Mr. Ransford, age 38, served as an initial organizer of the Company and of Bank of Manhattan, N.A..  He has served as a general partner in Cardinal Real Estate Investments since 2001, and served as a general partner in Halycon Assets Management from 2007 to 2009.  He has a strong background in financial analysis and has provided consulting and financial advisory services for companies in the food, internet, technology and manufacturing industries.  Mr. Ransford obtained a Bachelor of Science in Business Administration from Southern Methodist University and a Masters in Business Administration degree with a specialization in finance from the University of Southern California.

The Employment Agreement with Executive was executed on December 8, 2009 and has an initial term of thirty-seven (37) months commencing October 1, 2009.  The Agreement provides for the following:

•                  An annual base salary of not less than Two Hundred Twenty-Five Thousand Dollars ($225,000) with annual increases at the discretion of the Board or Board’s Compensation Committee.

•                  Bonuses to be determined by the Board of Directors at its sole discretion.

•                  Not less than four (4) weeks vacation for each year of the term of the Agreement.

•                  The grant of options to purchase an aggregate of 57,450 shares of the common stock of the Company at such time as the Board, and to the extent required, the shareholders of the Company, expand the equity incentive pool to accommodate such grants.  The grant would be for a term of ten (10) years with vesting over a three-year (3) period, with the first installment to vest one year from the date of the Agreement.  The exercise price of the options will be the greater of the tangible book value per share of the Company’s common stock and the fair market value of the Company’s common stock on the date of grant of such option.

•                  In the event that the Company elects to enter the distressed assets management business, the Board of Directors has agreed to grant to Executive, subject to certain conditions as set forth in the Agreement, a restricted stock award of 100,000 shares of the Company’s common stock (the “Award”).  The award of restricted stock would require the Board, and if required, the shareholders of the Company, to expand the equity incentive pool sufficiently to accommodate the Award.  The Award would vest in three (3) installments over a three (3) year period with the first such installment to vest one year from the date of the Agreement.  The vesting of the Award is subject to certain conditions as set forth in the Agreement.

•                  A car allowance of $1,000 per month.

•                  Group health and other insurance benefits on the same terms made available to all salaried employees.

•                  In the event of Executive’s involuntary termination of employment without cause, as defined in the Agreement, the Executive will receive a lump sum payment equivalent of twelve (12) months’ base salary in effect as of the date of termination plus the continuation of Executive’s medical benefits for a period of twelve (12) months.

•                  Upon Change of Control, as defined in the Agreement, which results in the termination of Executive without cause, the Executive will receive a lump sum payment equivalent of two (2) times the highest annual cash compensation amount paid to Executive during the three (3) years preceding the Change of Control and the continuation of Executive’s coverage under the group medical care coverage for a period of twenty-four (24) months following the date of such termination.  Further, if the Award has been granted and there is a Change in Control, then the vesting of the Award may be accelerated in certain events as set forth in the Agreement.

The foregoing description is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.10.

In addition to the contract, the Board of Directors of the Company authorized the payment of a bonus of $168,750 to Mr. Ransford for the year ended December 31, 2009.

Item 9.01               Financial statements and exhibits.

(d)                                 Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.10	Employment Agreement between Manhattan Bancorp and Kyle Ransford dated December 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2009	MANHATTAN BANCORP

	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President
and Chief Financial Officer